Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made as of the “Effective Date” set forth below, by and between Manhattan Associates, Inc., a Georgia corporation (“Company”), and the undersigned “Executive.”

In consideration of Company’s employment and continued employment of Executive, Company and Executive agree as follows:

1.Contents of Agreement. This Agreement consists of this Signature Page and attached Schedules A (“General Terms and Conditions”), B (“Position and Certain Compensation Information”), C (“Referenced Competitors”), and D (“Release”), each of which is incorporated into this Agreement by reference.

2.Definitions. Except as otherwise defined in this Agreement, capitalized terms will have the meanings set forth on this Signature Page and in Section 1 of Schedule A entitled “Definitions.”

THIS AGREEMENT WILL BECOME EFFECTIVE AS OF THE DATE SIGNED BY EXECUTIVE BELOW.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

EXECUTIVE	COMPANY

[Name of Executive] [Address of Executive]	Manhattan Associates, Inc. 2300 Windy Ridge Parkway, Tenth Floor Atlanta, GA 30339
_______________________________________ EXECUTIVE SIGNATURE	_______________________________________ AUTHORIZED SIGNATURE
_______________________________________ NAME PRINTED	_______________________________________ NAME & TITLE PRINTED
_______________________________________ EFFECTIVE DATE	_______________________________________ DATE

Executive Employment Agreement – Existing ExecutiveRevised April 16, 2018

SCHEDULE A   GENERAL TERMS AND CONDITIONS

1.Definitions. Except as otherwise specified in this Agreement, the definitions of the capitalized terms set forth in this Section 1 will apply with respect to the entire Agreement.

1.1Agreement. This Executive Employment Agreement.

1.2Base Salary. Executive’s base salary as set forth on Schedule B, as may be increased annually at the discretion of the Board or the Committee.

1.3Board. Company’s Board of Directors as constituted from time to time.

1.4Bonus Target Amount. The target amount for Executive’s Performance-related Bonus, as set forth on Schedule B, as may be adjusted annually at the discretion of the Board or the Committee.

1.5Cause. An act or acts or omission or omissions to act by Executive involving Executive’s (i) willful and continued failure substantially to perform their duties with Company (other than a failure resulting from Executive’s Disability) and that failure continues for thirty (30) days following written notice from Company to Executive that provides a reasonable description of the basis for the determination that Executive has failed to perform their duties, (ii) conviction for a criminal offense other than a misdemeanor not disclosable under the federal securities laws, (iii) willful and continued failure to cooperate with any investigation or similar proceeding involving Company by any governmental authority regarding any material breach of law or regulation and continuation of that failure for thirty (30) days following written notice from Company to Executive that provides a reasonable description of the basis for the determination that Executive has failed to cooperate, (iv) breach of this Agreement in any material respect where that breach is not susceptible to remedy or cure or has already materially damaged Company, or is susceptible to remedy or cure and no such material damage yet has occurred, and is not cured or remedied reasonably promptly after specific written notice from Company to Executive that provides a reasonable description of the breach, or (v) conduct that the Board has determined, reasonably and in good faith, to be dishonest, fraudulent, unlawful, or grossly negligent, or does not comply with Company’s Code of Conduct or materially fails to comply with a set of standards of conduct and business practices that have been labeled as such and provided by Company to Executive prior to that conduct, which is not cured to the reasonable satisfaction of the Board within thirty (30) days of written notice from the Board to Executive.

1.6Change of Control. The occurrence of any of the following events:

(i)Any transaction or series of transactions pursuant to which Company sells, transfers, leases, exchanges, or disposes of all or substantially all (i.e., at least eighty-five percent

(85%)) of its assets for cash or property, or for a combination of cash and property, or for other consideration,

(ii)Any transaction pursuant to which one or more Persons acquire by merger, consolidation, reorganization, division, or other business combination or transaction, or by a purchase of an interest in Company, an interest in Company so that after that transaction, the shareholders of Company immediately prior to that transaction no longer have a controlling (i.e., fifty percent (50%) or more) voting interest in Company,

(iii)Any change in the composition of the Board within a twelve (12) month period resulting in fewer than a majority of the directors being Incumbent Directors, or

(iv)Any transaction or series of transactions pursuant to which any Person or Persons acting in concert acquire outstanding voting securities of Company, if, after that transaction or those transactions, the acquiring Persons own, control, or hold, with power to vote, at least forty percent (40%) of any class of voting securities of Company.

1.7Code. The Internal Revenue Code of 1986, as amended.

1.8Committee. The Compensation Committee of the Board.

1.9Company. As defined on the Signature Page to this Agreement; provided, however, where the context reasonably requires, “Company” also will include Manhattan Associates, Inc.’s affiliates.

1.10Company Business. (A) The business of developing, marketing, selling, licensing, installing, implementing, deploying, servicing, and maintaining supply chain computer software solutions designed for one or more of the following: (i) management of warehouses and distribution centers, (ii) management of transportation logistics throughout the supply chain, including carrier management, transportation procurement, and transportation execution, (iii) product order, fulfillment and returns processes, (iv) retail, wholesale, and multi-channel inventory planning and management, (v) mobile device-enabled retail applications, (vi) supply chain event monitoring and reporting, and (vi) supply chain analysis and evaluation, and (B) any other business activities, products, or services that are of the type conducted, authorized, offered, or provided by Company within the twenty-four (24) month period immediately prior to the Termination Date.

1.11Competing Business. Activities, products, or services that are the same as or similar to any of those included in the definition of Company Business.

1.12Confidential Information. (A) Any and all data and information in whatever form: (i) relating to or arising from the business of Company, or of third Persons, regardless of whether the data or information constitutes a trade secret as defined by applicable law, (ii) disclosed to Executive or of which Executive becomes or became aware as a consequence of Executive’s relationship with Company, (iii) having value to Company, (iv) not generally known to competitors of Company, and (v) which includes, without limitation: trade secrets; methods of operation; customer and potential customer information; price lists; financial information and projections; Company organizational structure information; business plans and strategies; Company product information including design, development, and marketing information, installation and configuration guides, user manuals, functional and technical specifications, data models and data dictionaries, and software source code; Company policies, processes, methods, and procedures; Company inventions and discoveries; and similar information, and (B) third party confidential information in Company’s possession.

1.13Constructive Termination. The occurrence during Executive’s employment of any one of the events set forth in (i) through (v) below and satisfaction of the following conditions: (a) Executive provides notice to Company of the Constructive Termination condition within ninety (90) days of their learning of its initial existence, (b) Company fails to remedy the Constructive Termination condition within thirty (30) days following the notice, and (c) Executive terminates their employment within six (6) months of their learning of the existence of the Constructive Termination condition. The Constructive Termination events are as follows: (i) a material adverse change in Executive’s authority, duties, or responsibilities (a change in the position or individual to whom Executive reports will not by itself be deemed a material adverse change), (ii) a material failure to pay Executive the compensation required by this Agreement, (iii) after a Change of Control, (a) relocation of Company’s headquarters more than thirty (30) miles outside of the Atlanta, Georgia, greater metropolitan area or (b) Company requiring Executive to be based more than thirty (30) miles from the Work Location at which Executive was based immediately prior to the Change of Control, (iv) after a Change of Control, the material reduction in the compensation and benefits provided to Executive under the employee benefit plans, programs, and practices in effect immediately prior to the Change of Control, or (v) after a Change of Control, Company’s failure promptly to obtain an agreement from any successor or assignee of Company to assume and agree to perform Company’s obligations under this Agreement unless that successor or assignee is bound to the performance of this Agreement as a matter of law.

1.14Disability. Executive’s inability because of physical or mental incapacity to substantially perform Executive’s duties for Company on a full-time basis, which inability lasts for a period of six (6) consecutive months. The Board (or the Committee, if requested to do so by the Board) will be responsible for determining in good faith an Executive’s Disability based on the information received by the Board (or the Committee).

1.15Duties. Duties of the type performed by Executive for Company during the twenty-four (24) month period immediately prior to the Termination Date. ”Duties” will not be considered product specific; e.g., if Executive has chief operating responsibility with respect to one suite of Company products and Executive leaves Company and assumes chief operating responsibility for a Competing Business with respect to a suite of products of that Competing Business, then Executive’s duties for the Competing Business will be deemed to be the same or similar to their Duties.

1.16Effective Date. The date on which this Agreement is signed by Executive.

1.17Equity Awards. Stock options, restricted stock, restricted stock units, and other equity awards that may be granted under the Stock Incentive Plan.

1.18Executive. As defined on the Signature Page to this Agreement.

1.19Incumbent Directors. The Persons who, at the Effective Date, constitute the Board, and any Person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of Company in which that Person is named as a nominee for director, without written objection to that nomination); provided, however, that no individual initially elected or nominated as a director of Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the United States Securities Act of 1934) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as defined in Section 3(a)(9) of the Act and as used in Section 13(d)(3) and 14(d)(2) of the Act) other than the Board, including by reason of any agreement intended to avoid or settle any such contest or solicitation, will be deemed an Incumbent Director; and provided further, that subject to the provisions of this Section 1.19, no Person will be deemed to be an Incumbent Director until that time as they take office as a director of Company.

1.20Invention. Any idea, invention, discovery, improvement, innovation, design, process, method, formula, technique, machine, article of manufacture, composition of matter, algorithm, or computer program, and any improvements to any of the above.

1.21Material Contact. Contact between Executive and a Company customer or potential customer (i) with which Executive deals or has dealt on behalf of Company, (ii) whose dealings with Company are or were coordinated or supervised by Executive, (iii) about which Executive obtains or obtained Confidential Information in the ordinary course of business as a result of Executive’s association with Company, or (iv) that receives or received products or services authorized by Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Executive within twenty-four (24) months prior to the Termination Date.

1.22Parties. Executive and Company.

1.23Performance-related Bonus. Executive’s performance-related annual cash bonus, calculated in a manner consistent with the terms of Company’s performance-related bonus plan and this Agreement.

1.24Person. A natural person, or a corporation, partnership, limited partnership, joint venture, limited liability company, trust, other business, nonbusiness, charitable, or governmental entity, or governmental agency.

1.25Recoupment Policy. A policy of recoupment of compensation adopted or amended from time to time by the Board or the Committee as it deems necessary or desirable to provide for recovery of erroneously awarded compensation, including without limitation a policy to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (providing for recovery of erroneously awarded compensation), Section 304 of the Sarbanes-Oxley Act of 2002 (providing for forfeiture of certain bonuses and profits), and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with either of those Acts, which policy is incorporated into this Agreement by this reference.

1.26Release. A release of Company from all liabilities and claims of any kind substantially in the form attached as Schedule D to this Agreement, revised as necessary at the time of execution to comply with applicable law.

1.27Restricted Territory. The United States of America, the United Kingdom, France, the Netherlands, Japan, China, Singapore, India, Australia, Brazil, Chile, Colombia, Mexico, Panama, Iceland, Poland, Romania, Russia, South Africa, Spain, Sweden, United Arab Emirates, Indonesia, Malaysia, South Korea, Thailand, and any other country in which Company engages in the Company Business as of the Termination Date.

1.28  Restriction Period. That period beginning on the Termination Date and ending on the later of (i) the date that is the twelve (12) month anniversary of the Termination Date or (ii) if severance payments become due to the Executive pursuant to Section 4.1, the date on which the last of those severance payments is due.

1.29Section 409A. Section 409A of the Code.

1.30Stock Incentive Plan. The Manhattan Associates, Inc. 2007 Stock Incentive Plan, as amended, or any successor plan to that plan.

1.31Subject Invention. Any Invention conceived by Executive during the term of their employment with Company solely or jointly with others and: (i) relates to Company’s actual or anticipated business, research, or development (except where that research or development is unrelated to Company’s then-current business lines and Executive is not aware that that research or development is taking place), (ii) results from any work performed by Executive using any equipment, facilities, materials, Confidential

Information, or Company personnel, or (iii) is suggested by or results from any task assigned to Executive by, or performed by Executive for or on behalf of, Company.

1.32Termination Date. The date on which Executive’s termination of employment is effective under this Agreement.

1.33Work. Any copyrightable work of authorship, including, without limitation, computer programs (including the contents of read-only memories), any technical descriptions for products, user’s guides, graphical works, audiovisual works, sound recordings, literary works, illustrations, advertising materials, and any contribution to those materials.

1.34Work Location. Executive’s primary place of business as set forth on Schedule B, as may be changed by Company from time to time at the discretion of the Executive’s direct supervisor or the Board.

2.Employment.

2.1Position and Responsibilities. As of the Effective Date, Company will continue to employ Executive, and Executive accepts continuing employment by Company, at the position set forth on Schedule B, all in accordance with and subject to the terms set forth in this Agreement. Executive will perform those responsibilities consistent with their position and those other duties as may be and previously have been determined from time to time by Company’s CEO, Executive’s direct supervisor (if different from the CEO), or the Board from time to time, and perform those responsibilities to the best of their ability while devoting their full business time to those responsibilities. Executive will act in good faith to promote the interests of Company. Executive may participate in those civic, charitable, and personal investment activities as Executive elects that do not meaningfully interfere with their duties for Company.Executive will conduct themself in a business-like and professional manner as appropriate for their position and represent Company in a manner that complies with good business and ethical practices. Executive will be subject to and abide by the written policies and procedures of Company applicable to executive personnel of Company, as adopted from time to time by Company and communicated to Executive.

2.2Executive’s Work Location. Executive will work out of their Work Location set forth on Schedule B, which Work Location Company may change from time to time at the discretion of Executive’s direct supervisor or the Board, subject to the Constructive Termination provisions of this Agreement.

3.Compensation. During the term of Executive’s employment with Company, the following compensation provisions will apply:

3.1Base Salary. Company will pay to Executive the Base Salary, subject to all payroll and income tax withholdings and other authorized deductions, which Base Salary may be increased annually at the discretion of the Board or the Committee.

3.2Performance-Related Bonus. Executive will be eligible to receive the Performance-related Bonus with a target opportunity equal to the Bonus Target Amount, subject to those terms and conditions as may be established by Company. The Board or the Committee will determine the amount of the bonus, in its reasonable discretion, utilizing financial information reviewed or audited by Company’s independent auditors. Company will pay the bonus in accordance with its policies in place from time to time, and the bonus will be subject to all payroll and income tax withholdings and other authorized deductions.

3.3Equity Awards. Executive will be eligible to receive grants of Equity Awards. The grants will have an annual value that reflects Executive’s position, duties, and responsibilities with Company and will be commensurate with grants to other executive officers of Company. The grants may be performance-based, service-based, or any combination of them. The Board or the Committee will determine, in its discretion, the form, vesting, forfeiture, and other terms and conditions of the grants. Each grant of an Equity Award will be subject to the terms and conditions of the award agreement for that grant.

3.4Employee Benefits. Executive will be eligible to participate in all employee benefit plans that Company provides for its employees at the executive level, including 401(k), deferred compensation, health care, life insurance, disability, and similar benefit plans, provided that Company is not required to maintain any particular employee benefit plan or program and may amend any employee benefit plan or program at any time in its sole discretion. Concurrently with the execution by the Parties of this Agreement, the Parties will enter into an indemnification agreement, prepared by or at the direction of Company, under which Company will indemnify Executive to the full extent permitted by law and under Company’s Articles of Incorporation and Bylaws for and with respect to any claim, loss, or cause of action resulting from, arising out of, or in connection with Executive’s service as an officer, director, or employee of Company or any of its subsidiaries (except if the Parties already are parties to Company’s current form of indemnification agreement). Company will ensure that Executive is covered under a directors and officers liability insurance policy in the same manner as other executive officers and directors of Company.

3.5Expenses. Executive will be promptly reimbursed for expenses reasonably incurred in the performance of their executive duties in accordance with the written policies of Company in effect from time to time.

3.6Vacation. Except as otherwise set forth on Schedule B or agreed to between the Parties in writing, Executive will be eligible for vacation each calendar year in accordance with the standard Company vacation policy.

3.7Recoupment of Compensation. Performance-related Bonuses, other incentive compensation, and Equity Awards paid or granted to Executive, whether pursuant to this Agreement or otherwise, will be subject to those terms and conditions of any applicable Recoupment Policy.

4.Termination of Employment.

4.1Termination. Executive’s employment under the terms of this Agreement will continue until it is terminated in writing by the Parties, or until Executive’s employment is terminated in accordance with the terms of this Agreement. Either Company or Executive may terminate Executive’s employment at any time by written notice to the other, which, if given by Executive, will be given at least thirty (30) days prior to the Termination Date designated by Executive. If Executive’s employment is terminated  (i) by Company for Cause, (ii) as a result of Executive’s Disability, or (iii) upon and as a result of Executive’s death, or if Executive terminates his employment other than for Constructive Termination, then Company’s obligations under this Agreement will cease as of the Termination Date; provided, however, that Executive (or their estate) will be entitled to (a) salary earned through the Termination Date, (b) any bonuses or other incentive compensation earned and payable under the terms of the applicable bonus or other incentive plan as of the Termination Date, (c) benefits earned by or payable to Executive pursuant to the terms of any health, life insurance, disability, welfare, retirement, or other plan or program maintained by Company in which Executive participates or the terms of any Equity Award, and (d) reimbursement of Executive’s expenses prior to termination in accordance with Section 3.5. If Company terminates Executive’s employment other than pursuant to clauses (i) through (iii) of this Section 4.1, or if Executive terminates their employment as a Constructive Termination, Executive will be entitled to receive the severance payments provided in Section 4.2 (subject to the conditions set forth in Section 4.2). Except as otherwise provided in this Agreement, if Executive’s employment is terminated and they are entitled to severance payments under this Section 4.1, then they will not be required to mitigate damages by seeking other employment, and any compensation or benefits they receive will not reduce the amount payable by Company under this Agreement. The severance payments provided pursuant to Section 4.2 will be the only severance benefits payable to Executive by Company because of the termination of Executive’s employment, and Executive waives their rights (if any) to any severance benefits under any other plan or program of Company.

4.2Severance Payments. Subject to the conditions set forth in the following sentence and the limitations set forth in the last sentence of this paragraph and in Section 4.5, if Executive’s employment is terminated under Section 4.1 entitling Executive to receive severance payments, then the severance payments will comprise the following payments, subject to withholding of all applicable payroll and income taxes and other authorized deductions: (i) twelve (12) full months of Executive’s Base Salary, payable in twenty-four (24) equal semimonthly installments on Company’s regular payroll dates beginning on the first payroll date after the Release is executed and delivered to Company by Executive and becomes effective, (ii) twelve (12) monthly payments each of which is equal to the monthly costs of COBRA coverage for medical and dental coverage for Executive and their dependents (plus a tax gross-up on such COBRA payments) and the right to elect to participate in Company’s medical and dental coverages for that twelve (12) month period, and (iii) if that termination of Executive’s employment occurs on or within twenty-four (24) months following the date of a Change of Control, (a) a pro rata bonus for the year of termination (based on the number of days that have elapsed to the Termination Date), calculated at target performance level, less any bonus amount already paid or payable for performance with respect to that year, and (b) an additional annual bonus amount equal to the greater of Executive’s target bonus for the year of termination or Executive’s target bonus for the prior year, which bonus payments ((a) and (b) above) will be paid as a lump sum on the sixtieth (60th) day after the Termination Date. Company’s obligation to make the severance payments under this Section 4.2 is subject to the conditions that (a) Executive executes and delivers to Company the Release within the time period specified in the Release, and the Release becomes effective, and (b) Executive complies with the restrictive covenants and post-termination obligations in Sections 9 through 12, inclusive. If Executive dies after becoming entitled to severance payments under this Section 4.2, the severance payments under this Section 4.2 will continue for the lesser of six (6) months or the remainder of the twelve (12) month period referred to above.

4.3Treatment of Unvested Equity Awards. Except as otherwise agreed in writing between Company (or its successor) and Executive, if a Change of Control occurs, any outstanding Equity Award granted to Executive not yet vested immediately prior to that Change of Control, with respect to which the agreement for the Change of Control provides for assumption of that unvested Equity Award by the surviving, continuing, successor, or purchasing entity, or their parent (or provides for substitution by the surviving, continuing, successor, or purchasing entity, or their parent of an equity award with substantially equivalent value, terms, and conditions), will (or the substituted equity award will) remain in effect in accordance with its terms. If on or within twenty-four (24) months following the date of a Change of Control Executive’s employment is terminated under Section 4.1 entitling Executive to receive severance payments, then any outstanding unvested Equity Awards granted to Executive prior to that Change of Control (or any equity awards substituted for those Equity Awards) will fully vest (to the extent they have not otherwise vested) as of the date that the Release becomes effective. If any performance period for an outstanding unvested Equity Award has not been completed as of the date of a Change of Control, then the target performance level for that Equity Award will be deemed to have been achieved as of the date of that Change of Control.

If any outstanding unvested Equity Award is not assumed (or substituted for) as provided in the preceding paragraph, that Equity Award will fully vest

(to the extent not otherwise vested) on the date of the Change of Control.

The provisions of this Section 4.3 are, by this Agreement, deemed to be a part of, and where necessary, amend, each Equity Award agreement of Executive and to supersede any contrary provisions in each of those agreements.

4.4Section 409A Compliance. This Agreement will always be interpreted and performed in accordance with the requirements of Section 409A. The severance payments under Section 4.2 will be deemed separate payments for purposes of Section 409A, and those payments are in whole or in part intended to satisfy the “short-term deferral exception” and the “two-times pay” exception to Section 409A. Notwithstanding any provision of this Agreement to the contrary, the timing of Executive’s execution of the Release will not, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, that payment will be made in the later taxable year. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement are subject to Section 409A, (i) the expenses eligible for reimbursement or the in-kind benefits provided in any calendar year will not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other calendar year, (ii) the reimbursement of an eligible expense must be made no later than the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursements or in-kind benefits cannot be liquidated or exchanged for any other benefit. Any action that may be taken (and, to the extent possible, any action actually taken) by Company will not be taken (or will be void and without effect) if that action violates the requirements of Section 409A. Any provision in this Agreement that is determined to violate the requirements of Section 409A will be void and without effect. In addition, any provision that is required to appear in this Agreement in accordance with Section 409A that is not expressly set forth in this Agreement will be deemed to be set forth in this Agreement, and this Agreement will be administered in all respects as if that provision were expressly set forth. Company will have the authority to delay the commencement of all or a part of the payments to Executive under Section 4 if Executive is a “key employee” of Company (as determined by Company in accordance with procedures established by Company that are consistent with Section 409A) to a date that is six (6) months and one (1) day after the Termination Date (and on that date the payments that otherwise would have been made during that six (6) month period will be made), but only to the extent that delay is required under the provisions of Section 409A to avoid imposition of additional income and other taxes, provided that Company and Executive agree to take into account any transitional rules and exemption rules available under Section 409A.

4.5Limitations on Severance Payments. Except as otherwise provided below, if it is determined that any right, payment, or other benefit under this

Agreement to or for the benefit of Executive would result in Company’s payment of a “parachute payment” under Code Section 280G, in whole or part when aggregated with any other right, payment, or benefit to or for the Executive under all other agreements or benefit plans of Company, then, to the extent necessary to make those payments or benefits not “parachute payments” (but only to such extent and after taking into account any reduction relating to Section 280G under any other plan, arrangement or agreement), any right, payment, or benefit under this Agreement will not become payable. The determination under this Section 4.5 will be made by a nationally recognized accounting firm selected by Company. All determinations required to be made under this Section 4.5, including whether and which of the rights, payments, or benefits are required to be reduced, the amount of that reduction, and the assumptions to be utilized in arriving at that determination, will be made by that accounting firm.

4.6Resignation from Positions. Upon termination of Executive’s employment with Company for any reason, Executive will resign from all positions held by Executive as an officer or director of Company and its affiliates, effective as of the Termination Date.

5.Inventions. By this Agreement, Executive irrevocably assigns to Company all of Executive’s rights to all Subject Inventions in the United States and all other countries and the right to claim priority in the Subject Inventions.

6.Patent Applications and Maintenance. If Company elects to file one or more patent applications, either in the United States or in any foreign country, on a Subject Invention of which Executive is an inventor, Executive will sign all necessary documentation relating to the patent application(s), including formal assignments to Company, and will cooperate with attorneys or other Persons designated by Company to provide all information necessary for the prosecution of the patent application(s) in the United States and any foreign country. Executive also will assist Company in every proper way to maintain its patents during and following the period of employment, including, but not limited to, the performance of all lawful acts, such as the giving of testimony in any interference proceedings, infringement suits, or other litigation, as may be deemed necessary or advisable by Company.

7.Copyrights.

7.1Ownership by Company. Any Works created by Executive during Executive’s performance of their duties as an employee of Company are subject to the “Work for Hire” provisions contained in Sections 101 and 201 of the United States Copyright Law, Title 17 of the United States Code. All right, title, and interest in and to copyrights in all Works that have been or will be prepared by Executive within the scope of Executive’s employment with Company will be the property of Company. To the extent the provisions of Title 17 of the United States Code do not vest the copyrights to any Works in Company, Executive, by this Agreement, assigns to Company all right, title, and interest to copyrights Executive may have in the Works.

7.2Assistance to Company. Executive will assist Company in every proper way to maintain Company’s copyrights during and following Executive’s period of employment including, but not limited to, the performance of all lawful acts, such as the giving of testimony in any infringement suits or other litigation, as may be deemed necessary or advisable by Company.

8.Executive Delivered Materials. If Executive delivers materials to Company, its customers, or its potential customers, or authorizes Company to deliver materials to its customers or potential customers, which materials Company will not own as a result of Sections 5 or 7.1 or otherwise, Executive, by this Agreement, grants to Company an irrevocable, nonexclusive, worldwide, royalty-free license to use, distribute (internally or externally), and prepare derivative works based on, or authorize others to use, distribute, and prepare derivative works based on, those materials.

9.Agreement Not to Solicit or Accept Business from Customers or Customer Prospects. During the term of Executive’s employment by Company, Executive will not, either directly or indirectly, on Executive’s behalf or on behalf of another Person, solicit or attempt to solicit any Company customer or actively sought potential customer for the purpose of performing a Competing Business. Further, during the Restriction Period, Executive will not, either directly or indirectly, on Executive’s behalf or on behalf of another Person, solicit or attempt to solicit, or in the Restricted Territory, accept business from, any Company customer or actively sought potential customer with which Executive had Material Contact, for the purpose of performing a Competing Business.

10.Agreement Not to Solicit Employees. During the term of Executive’s employment by Company and the Restriction Period, Executive will not, either directly or indirectly, on Executive’s behalf or on behalf of another Person, solicit, divert, or hire, or attempt to solicit, divert, or hire, any Company employee or any individual who was a Company employee within ninety (90) days prior to the solicitation, diversion, or hiring.

11.Noncompetition.

11.1During Employment. During Executive’s employment by Company, Executive will not work for any other Person (other than volunteering free time to a charitable organization), or engage in any other business activity that would interfere with the performance of Executive’s job responsibilities or that is in violation of policies established from time to time by Company, without Company’s prior written consent. During Executive’s employment by Company, any money or other remuneration received by Executive for services rendered to a Company customer belongs to Company.

11.2Executive Acknowledgment. Executive acknowledges that: (i) Company is engaged in the Company Business throughout the United States of America and internationally, with its principal place of business in Atlanta, Georgia, international offices in Europe and Asia, and customers throughout the United States of America and in multiple foreign countries, (ii)

Executive possesses selective and specialized skills, knowledge, learning, and abilities relating to the Company Business, and Executive’s employment with Company involves further acquisition and development of such selective and specialized skills, knowledge, learning, and abilities; and (iii) Executive has and will have, during Executive’s employment with Company, access to Confidential Information.

11.3During Restriction Period. In light of Section 11.2 above, during the Restriction Period, Executive will not, within the Restricted Territory, without Company’s prior written consent, (i) perform (including through a staffing company) any duties that are the same as or similar to the Duties, or supervise, manage, or provide consulting or advice regarding the performance of any duties by another Person that are the same as or similar to the Duties, for, or that benefit, directly or indirectly (a) any Competing Business engaged in by a company listed or described on Schedule C to this Agreement, or (b) any Company customer (but with respect to item (b) above, only to the extent that those Duties related to those of Company’s computer software solutions provided by Company to its customers that were specifically included in Executive’s Duties during Executive’s employment with Company), or (ii) serve on the board of directors (or similar management oversight body in the case of a noncorporate legal entity) for any company listed or described on Schedule C.

12.Confidential Information.

12.1Nondisclosure and Nonuse. Except as reasonably necessary or appropriate in connection with Executive’s performance of Executive’s responsibilities for Company, Executive will not disclose Confidential Information to any Person or use or exploit (including reverse engineering, decompiling, or disassembling) Confidential Information.

12.2Exceptions. Notwithstanding the foregoing, the nondisclosure restriction of Section 12.1 will not apply to any data or information: (i) that has been voluntarily disclosed to the public by Company, except where that disclosure has been made by Executive or another person without authorization from Company; (ii) that has been independently developed and disclosed by others; or (iii) that otherwise has entered the public domain through lawful means.

12.3Duration. Except as otherwise provided in this Section 12, the covenants of confidentiality, nonuse, and nonexploitation set forth in this Section 12 will continue throughout the term of Executive’s employment with Company, and indefinitely following the Termination Date; provided that Executive’s nondisclosure obligations with respect to Confidential Information will terminate at such time as the data or information is no longer Confidential Information under Section 12.2 above.

12.4Notice Requirement. Executive agrees to notify Company immediately if Executive learns of any unauthorized disclosure, use, or exploitation of Confidential Information by another Person.

12.5Immunity for Certain Disclosures. Despite anything to the contrary in this Agreement, and in accordance with the U.S. Defend Trade Secrets Act of 2016: (A) An individual may not be held criminally or civilly liable under any Federal or State trade secret law for disclosure of a trade secret that (i) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (B) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the individual’s attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.

13.Return of Property. Upon termination of Executive’s employment with Company, Executive promptly will deliver to Company all Company property in their possession or control, including, but not limited to, all keys, credit cards, security cards, computers, computer software (including computer discs and storage devices of any kind), mobile phones, and other equipment or personal items provided by Company to Executive for use during Executive’s employment, together with all Company documents and all copies of those documents (hard copy and copies of all electronically stored documents), written or recorded materials, plans, records, notes, files, drawings, or papers relating to the affairs of Company, including all notes or records relating to employees of Company. If, after complying with the immediately preceding sentence, Executive has retained electronic copies of Company documents, Executive will delete all those copies, including but not limited to copies in or on Executive’s emails, computers, cloud accounts, or other storage devices.

14.Obligations to Others. Except as may have been disclosed previously by Executive to Company, Executive represents and warrants that Executive is not or was not a party to any agreement with any other Person that purports to require Executive to assign any Work or any Invention created, conceived, or first practiced by Executive during any period of time during which Executive has been or will continue to be an employee of Company, nor is Executive subject to any law, court order, or regulation that purports to require that assignment. Further, Executive represents and warrants that Executive is not presently under any agreement that will prevent Executive from performing Executive’s duties for Company, and is not in breach of any agreement with respect to any confidential information, including trade secrets, owned by any other Person.  Executive will not disclose to Company any protected confidential information, including trade secrets, of any other Person.

15.Remedies. Executive acknowledges that the covenants contained in Sections 5 through 14, inclusive, of this Agreement are of the essence of this Agreement, that each of those covenants is reasonable and necessary to protect the business, interests, and properties of Company, and that Company will suffer irreparable loss and damage if Executive breaches any of those covenants. Therefore, in addition to all other remedies provided by law, Company will be entitled to seek equitable relief in connection with any breach or contemplated breach of any of those covenants referred to above. Executive waives any right to assert that Company should be required to post a bond in connection with seeking equitable relief. Company’s remedies under this Agreement will be in addition to all other remedies provided by law or in equity, including with respect to misappropriation of a “trade secret” as that term is defined under applicable law. The existence of any claim that Executive may have against Company will not constitute a defense to the enforcement by Company of the covenants contained in this Agreement. Executive acknowledges that Executive’s breach of this Agreement may result in an immediate termination of Executive’s employment.

16.Notices. A Party providing notice under this Agreement will provide that notice to the other Party in writing, addressed to the other Party at its address set forth on the Signature Page to this Agreement. Notices to Company will be addressed to the attention of the Chief Executive Officer; provided, however, that if Executive is the Chief Executive Officer, notices will be addressed to the attention of the Chairman of the Board. A notice provided under this Agreement will be deemed given upon receipt, if hand delivered in person or delivered by courier, or three (3) days after deposit in the U.S. mail, postage prepaid. Either Party may change its address for receipt of notices by providing notice in accordance with this Section 16.

17.Miscellaneous.

17.1Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of Georgia without reference to its conflict of laws rules.

17.2Dispute Resolution. Exclusive venue for any dispute arising under or in connection with this Agreement will be in the Federal District Court for the Northern District of Georgia or the Superior Court of Cobb County, Georgia. By this Agreement, each Party expressly agrees that those courts will have personal jurisdiction and venue with respect to that Party, and each Party submits to the personal jurisdiction and venue of those courts and irrevocably waives any objection based on jurisdiction, venue, or inconvenient forum.

17.3Entire Agreement. This Agreement constitutes the final, full, and exclusive expression of the Parties’ agreement with respect to:  (i) Executive’s position, responsibilities, and at-will status, compensation, prospective termination of employment, and severance, (ii) Inventions, (iii) Works, (iv) customer non-solicitation, (v) employee non-solicitation, (vi) non-competition, (vii) Confidential Information, (viii) and agreements between Executive and Persons other than Company, and this Agreement supersedes all prior agreements, understandings, writings, proposals, representations, and communications, oral or written, with respect to that subject matter, including any prior Executive Employment Agreement, Severance and Non-Competition Agreement, or similar agreement between the Parties; provided, however, that any such prior Executive Employment Agreement or Severance and Non-Competition Agreement, or similar prior agreement, letter, or other document, will remain in effect to the limited extent necessary to enable either Party to pursue remedies against the other Party for a breach by the other Party prior to the Effective Date of the terms of that prior agreement, letter, or other document. This Agreement does not supersede the terms of any Company benefit plan or program, compensation plan, or Equity Award, or Company rules, regulations, and policies, including those contained in Company’s employee handbook and other Company documents provided by Company to Executive from time to time, except to the extent inconsistent with this Agreement.

17.4Judicial Modifications of Provisions. The provisions of this Agreement are severable. If for any reason a court finds that a provision in this Agreement is unenforceable in whole or in part, including if a court finds that a restrictive covenant set forth in any of Sections 9 through 12, inclusive, does not comply with applicable law in terms of the geographic area, duration, or scope of the covenant, then the court will modify that provision to the extent necessary to render the provision enforceable while, to the extent possible, preserving the original intent of the Parties. If the court declines to modify that provision, the court will sever those portions of that provision the court determines are unenforceable and enforce the remainder of the provision. If a provision is modified or severed, the remaining provisions will continue in full force and effect without being impaired or invalidated in any way.

17.5Amendments; Waiver. This Agreement may be amended or modified, in whole or in part, only by a written amendment signed by Executive and, on behalf of Company, by an officer of Company acting with specific authorization and approval of the Board or the Committee, and no term of this Agreement may be waived except in a written wavier signed by the Party waiving the benefit of that term (and in the case of Company, with the specific authorization of the Board or the Committee). No failure on the part of either Party to exercise any right will operate as a continuing waiver of that right or a waiver of that Party’s right to exercise the same, a similar, or any other right in the future.

17.6Update of Schedule C. The Parties may update Schedule C from time to time by an amendment signed by both Parties.

17.7Assignment; Binding Effect. Neither Party has the right to assign its rights or delegate its duties under this Agreement; provided, however, that Company has the right to assign its rights and delegate its duties under this Agreement to a Person or Persons that purchase all or substantially all the assets or stock of Company. Any attempt to assign or delegate in violation of the foregoing restrictions will be null and void. This Agreement will bind, inure to the benefit of, and be enforceable by the Parties and their respective heirs, legal representatives, successors, and permitted assignees.

17.8Headings; Personal Pronouns. The section headings in this Agreement are for reference purposes only and are not intended in any way to describe, interpret, define, or limit the extent or intent of all or any portion of this Agreement. Plural personal pronouns such as “they” and “their” sometimes are used in this Agreement as substitutes for singular personal pronouns to avoid having to use gender specific personal pronouns such as “he” or “his” or “she” or her.”

17.9Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and both of which together will constitute one and the same instrument.

17.10Representation of Authority. The official executing this Agreement on behalf of Company represents and warrants that they have the requisite authority to do so and fully bind Company.

17.11Employee At-Will. Except to the extent that Executive has a separate written agreement with Company establishing or confirming that Executive is not an at-will employee, Executive is an at-will employee, whose employment with Company may be terminated with or without Cause, for any reason or no reason, by either Party, but subject to any notice requirements and post-termination obligations of the Parties provided for in this Agreement.

17.12Legal Fees and Expenses. Each Party will be responsible for its or their own costs, fees, and expenses, including attorney’s fees and expenses, in connection with any dispute arising out of the subject matter of this Agreement; provided, however, that if Executive’s employment is terminated after a Change of Control (i) by Company without Cause or (ii) by Executive as a result of a Constructive Termination, Executive will be entitled to recover from Company their reasonable attorneys’ fees and expenses incurred in connection with any dispute relating to Executive’s enforcement of their rights related to that termination to the extent that Executive prevails in a material manner with respect to that dispute; and provided further that, in connection with any legal action by Company to enforce the terms of this Agreement, if a court modifies any term, covenant, restriction, or other provision in this Agreement in a manner beneficial or less restrictive to Executive, Executive will be entitled to recover from Company their reasonable attorneys’ fees and expenses in connection with Company’s action to the extent reasonably allocable to Executive’s defense of that action as it relates to the term, covenant, restriction, or other provision so modified.

SCHEDULE B   POSITION AND CERTAIN COMPENSATION INFORMATION

Name of Executive:  [________________________]

Executive’s Direct Supervisor:  [________________________]

Executive’s Job Title:  [_________________________________]

Executive’s Work Location:  [_________________________________]

Base Salary (Semimonthly):  [_____________]; (Annualized):  [_____________]

Bonus Target Amount:  [______]

Vacation Days (Number to Be Accrued per Calendar Year): [______]

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SCHEDULE C   REFERENCED COMPETITORS

C-1

SCHEDULE D   RELEASE

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